FOR IMMEDIATE RELEASE

news release
GoDaddy Inc. Announces Refinancing of Tranche B-5 Term Loans

TEMPE, Ariz., Jan. 10, 2024 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) today announced Go Daddy Operating Company, LLC and GD Finance Co, LLC (together with Go Daddy Operating Company, LLC, the “Borrowers”) allocated a $1,752 million tranche (the “Replacement Term Loans”) of term loans maturing in 2029, the proceeds of which will be used to refinance all outstanding Tranche B-5 Term Loans under the Second Amended and Restated Credit Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), by and among the Borrowers, Desert Newco, LLC, the lenders and the other parties thereto (such refinancing, the “Term Loan Refinancing”). Capitalized terms used herein, but not otherwise defined herein are as defined in the Credit Agreement.

The foregoing transactions are subject to conditions and are anticipated to close in the first quarter of 2024. However, there can be no assurance that the Borrowers will be able to successfully complete the transactions, on the terms described above, or at all.

About GoDaddy

GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy’s easy-to-use tools help microbusiness owners manage everything in one place, and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.

Forward-looking Statements

This news release may contain forward-looking statements, including, but not limited to, our financing plans and the details thereof, including the proposed use of proceeds therefrom, the expected timing of the Term Loan Refinancing with the Replacement Term Loans and the ability to close such transaction. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “predicts,” “goals,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “commit,” “forecast,” “tracking,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in GoDaddy Inc.’s (the “Company”) most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission, which risks and uncertainties are incorporated herein by reference.

Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Contacts
Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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